Exhibit 10.14

[Execution]

CONSENT, WAIVER AND AMENDMENT NO. 2 TO CREDIT AGREEMENT

CONSENT, WAIVER AND AMENDMENT NO. 2 TO CREDIT AGREEMENT, dated as of February 8, 2012 (this “Amendment No. 2”), is by and among Wells Fargo Capital Finance, LLC, in its capacity as agent (in such capacity, “Agent”), the parties to the Credit Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”), Tronox LLC (“Tronox” or a “US Borrower”), Tronox Incorporated (“Parent”), Tronox Worldwide LLC (“Worldwide”), Triple S Refining Corporation (“Triple S Refining”), Southwestern Refining Company, Inc. (“Southwestern”), and Tronox Holdings, Inc. (“Holdings” and, together with Parent, Worldwide, Triple S Refining, Southwestern, and Holdings, individually each, a “Guarantor” and collectively, “Guarantors”).

W I T N E S S E T H :

WHEREAS, Agent, Lenders, Borrowers, Guarantors, Tronox Finance Corp. (“Finance”), Cimarron Corporation (“Cimarron”), Triangle Refineries, Inc. (“Triangle”), Transworld Drilling Company (“Transworld”), Tronox Pigments (Savannah) Inc. (“TPS”) and Triple S, Inc. (“Triple S” and together with Finance, Cimarron, Triangle, Transworld and TPS individually each a “Dissolved Entity” and collectively, “Dissolved Entities”) entered into the Credit Agreement, dated as of February 14, 2011, by and among Agent, Lenders, US Borrower, Guarantors and Dissolved Entities, as amended by Amendment No. 1 to Credit Agreement, dated as of June 21, 2011 (as amended, supplemented or otherwise modified from time to time, restated or replaced, the “Credit Agreement”);

WHEREAS, prior to the date hereof, each of the Dissolved Entities has been dissolved in accordance with the terms of Section 6.3(B)(ii) of the Credit Agreement;

WHEREAS, in connection with the Exxaro Acquisition (as hereinafter defined), Borrowers and Guarantors have advised Agent and Lenders that the existing organizational structure of Parent and certain of its affiliates will be modified, such that, among other things Parent shall become an indirect wholly-owned Subsidiary of Tronox Limited, a newly-formed public limited company incorporated in the Commonwealth of Australia (“Australia Holdings”);

WHEREAS, US Borrower and Guarantors have advised Agent and Lenders that Parent has entered into that certain Transaction Agreement, dated as of September 25, 2011, including the exhibits, schedules and all documents related thereto (as the same may be amended from time to time in a manner that is not materially adverse to Lenders and Agent, except to the extent consented to in writing by Agent, the “Transaction Agreement”), by and among Exxaro Resources Limited, Exxaro Holdings Sands (Proprietary) Limited and Exxaro International BV (collectively, “Exxaro Sellers”), Parent and certain of Parent’s affiliates, pursuant to which, Parent and certain of its affiliates intend to acquire (the “Exxaro Acquisition”) the Acquired Business (as defined in the Transaction Agreement as in effect on the date hereof) in accordance with the terms of the Transaction Agreement;

WHEREAS, Borrowers and Guarantors have further advised Agent and Lenders that they will be refinancing and replacing the Indebtedness under the existing Term Loan Agreement and the existing Term Loan Documents with a term loan facility in the aggregate principal amount of up to $800,000,000;

WHEREAS, Borrowers and Guarantors have requested that Lenders consent to the Exxaro Acquisition and the Reorganization (as hereinafter defined) and agree to amend certain provisions of the Credit Agreement, and the Lenders are willing to so consent and agree to such amendments on the terms and subject to the conditions set forth herein;

WHEREAS, by this Amendment No. 2, Agent, Lenders, Borrowers and Guarantors desire and intend to evidence such consents and amendments;

NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) Additional Definitions. Section 1.1 of the Credit Agreement shall be amended by adding each of the following definitions in correct alphabetical order:

“Acquisition Date” means the date on which the Exxaro Acquisition is consummated.

“Acquired Business” means the business currently conducted by the Acquired Companies.

“Acquired Companies” means, collectively, the Australian Acquired Companies and the South African Acquired Companies.

“Amendment No. 2” means Consent, Waiver and Amendment No. 2 to Credit Agreement, dated as of February 8, 2012 among Borrowers, Guarantors, Agent and Lenders.

“Amendment No. 2 Effective Date” means the date on which all conditions precedent to Amendment No. 2 have been satisfied.

“Australia Holdings” has the meaning set forth in the recitals to Amendment No. 2.

“Australian Acquired Companies” means (a) Exxaro Investments (Australia) Pty Ltd, ABN 53 071 040 152, (b) Exxaro Holdings (Australia) Pty Ltd, ABN 90 071 040 750, (c) Exxaro Australia Sands Pty Ltd, ABN 28 009 084 851, (d) Ticor Resources Pty Ltd, ABN 27 002 376 847, (e) Ticor Finance (A.C.T.) Pty Ltd, 58 008 659 363, (f) TiO2 Corporation Pty Ltd, ABN 50 009 124 181, (g) Tific, (h) Yalgoo, (i) Tiwest Sales Pty Ltd, ABN 40 009 344 094, (j) Senbar Holdings Pty Ltd, ABN 86 009 313 062, (k) Synthetic Rutile Holdings Pty Ltd, ABN 38 009 312 047, and (l) Pigment Holdings Pty Ltd, ABN 53 009 312 994.

“Exxaro Acquisition” has the meaning set forth in the recitals to Amendment No. 2.

“Exxaro Sellers” has the meaning set forth in the recitals to Amendment No. 2.

“Financial Reporting Period” means any period commencing on the date that Excess Availability is less than $30,000,000 and ending on the date that Excess Availability is greater than $30,000,000 for any period of forty five (45) consecutive days thereafter.

“New Holdings” means (a) prior to the completion of the relevant step of the Reorganization whereby Australia Holdings is the top tier entity for the Loan Parties, Parent and (b) after completion of the relevant step of the Reorganization whereby Australia Holdings is the top tier entity for the Loan Parties, Australia Holdings.

“Permitted Unsecured Notes” means unsecured senior or subordinated (or any combination thereof) Indebtedness incurred from time to time by any Subsidiary of New Holdings and issued under an indenture or similar governing instrument in a registered public offering or a Rule 144A or other private placement transaction or other transaction not subject to registration under the Securities Act in the form of one or more series of senior unsecured or unsecured subordinated notes; provided that such Indebtedness (i) is on market terms taking into account, among other things, Holdings’ corporate structure and the markets into which such Indebtedness is sold, (ii) is unsecured, (iii) does not mature or have scheduled amortization or other required payments of principal prior to the date that is 91 days beyond the latest maturity date of the Advances and any loans under the Term Loan Agreement at the time such Permitted Unsecured Notes are incurred (other than customary offers to repurchase upon a change of control, asset sale or condemnation event and customary acceleration rights after an event of default), (iv) is not guaranteed by any Person other than the Credit Parties (as defined in the Term Loan Agreement) (or any Person that will, upon issuance of such notes, become a Credit Party (as defined in the Term Loan Agreement)), (v) does not contain any financial maintenance covenants, (vi) without limiting the foregoing limitations, does not contain covenants, events of default or other terms and conditions that, when taken as a whole, are more restrictive to the Loan Parties than the terms of the Term Loan Agreement (it being understood that interest rates, redemption and prepayment premiums and restrictions on prepayment or redemption shall not be taken into account in determining whether terms are more restrictive taken as a whole).

“Reorganization” means the reorganization of New Holdings and its Subsidiaries (including the formation of new Subsidiaries and dissolution of certain Subsidiaries) as set forth in the Transaction Summary (as the same may be from time to time amended by the Borrower or Parent; provided that no changes thereto that are adverse in any material respect to the interests of the Lenders and Agent under the Loan Documents shall be made unless consented to in writing by Agent).

“South African Acquired Companies” means Exxaro Sands-South Africa and Exxaro TSA Sands.

“Transaction Agreement” has the meaning set forth in the recitals to Amendment No. 2.

“Transaction Summary” means the summary of the Reorganization as set forth in Exhibit A to Amendment No. 2.

“Worldwide Release Date” shall mean the date on which Parent transfers its ownership in the Equity Interests of Worldwide to one or more Affiliates of Parent organized under the laws of Australia, as described in paragraph (c) of the Transaction Summary; provided, that, Parent shall give Agent written notice of such transfer promptly after such transfer is made which certifies that the Worldwide Release Date has occurred.

(b) Amendment to Definitions.

(i) The definition of “Change of Control” in Schedule 1.1 of the Credit Agreement is hereby replaced in its entirety as follows:

“ “Change of Control” means, at any time after the date hereof, (i) any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) other than the Exxaro Sellers and their Affiliates (a) shall have acquired beneficial ownership or control of 40% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings; (ii) Parent shall cease to beneficially own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of Borrower; (iii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holdings cease to be occupied by Persons who either (a) were members of the board of directors of Holdings on the Amendment No. 2 Effective Date or (b) were nominated for election by the board of directors of Holdings, a majority of whom were directors on the Amendment No. 2 Effective Date or whose election or nomination for election was previously approved by a majority of such directors; or (iv) any “change of control” or similar event under the Term Loan Credit Agreement or under any Permitted Unsecured Notes shall occur; provided, however a Change of Control shall not be deemed to occur as a result of the Exxaro Acquisition or as a result of the Reorganization as set forth in the Transaction Summary.”

(ii) The definition of “Consolidated Adjusted EBITDAR” in Schedule 1.1 of the Credit Agreement is hereby replaced in its entirety as follows:

“ “Consolidated Adjusted EBITDAR” means, for any period, an amount determined for any specified Person on a consolidated basis equal to:

(a) Consolidated Net Income of such Person, plus, to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for (i) consolidated interest expense, (ii) provisions for Taxes based on income, (iii) total depreciation expense, (iv) total accretion and amortization expense, (v) any unusual or non-recurring expenses or losses in an amount not to exceed for any twelve month period 1.0% of

Consolidated Adjusted EBITDAR for such twelve month period, (vi) non-cash charges reducing Consolidated Net Income (excluding any additions to bad debt reserves or bad debt expense and any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period, but including for such period (A) write-downs of property, plant and equipment and other assets, (B) impairment of intangible assets, (C) loss resulting from cumulative effect of change in accounting principle, (D) compensation charges arising from stock options, restricted stock grants or other equity incentive programs, and any pension, post-retirement medical and other retirement related expenses (E) net foreign currency reevaluation of intercompany indebtedness and remeasurement losses or gains related to the balance sheet of such specified Person, (F) loss on sale of accounts receivable under asset securitization programs (to the extent comparable to interest expense), (G) provisions for asset retirement obligations, (H) provisions for environmental restoration and Remedial Action (net of reimbursements received) to the extent representing an accrual for future cash expenses, (I) net non-cash mark-to-market charges relating to Hedge Agreements and (J) unrealized losses from Hedge Agreements and unrealized losses from foreign currency translation costs), (vii) Transaction Costs, (viii) reasonable fees and expenses (including but not limited to underwriting discounts) incurred in connection with any actual or proposed Permitted Acquisitions, Permitted Investments, issuance or refinancing of Indebtedness or issuance of Equity Interests or Permitted Dispositions or other dispositions and all fees and costs associated with the actual or proposed registration or issuance of any debt or equity securities, in each case, whether or not consummated or issued, as the case may be, and (ix) net cash expenditures in respect of discontinued operations, excluding Remedial Actions, in an aggregate amount not to exceed for any twelve month period 1.0% of Consolidated Adjusted EBITDAR for such twelve month period, minus

(b) without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income (except to the extent deducted in determining consolidated interest expense), (ii) other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period); provided that any cash received with respect to any non-cash items of income (other than any extraordinary gains) for any prior period shall be added in computing Consolidated Adjusted EBITDAR for the period in which such cash is received, (iii) any unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sale of assets outside of the ordinary course of business), (iv) any other non-cash income arising from the cumulative effect of changes in accounting principle and income tax benefit, and (v) provision for environmental restoration and Remedial Action for continuing operations added back pursuant to clause (f)(8) of this definition to the extent actually paid in cash.”

For the purposes of this definition, Consolidated Adjusted EBITDAR of Parent and its Subsidiaries (without giving effect to the Exxaro Acquisition, it being understood that Consolidated Adjusted EBITDAR attributable to any Subsidiary of the Acquired Business will be calculated as set forth in this definition) for the months ended prior to the Amendment No. 2 Effective Date specified below shall be deemed to be the amounts set forth below with respect to such months.

Month Ending	Consolidated Adjusted EBITDAR for Parent and its Subsidiaries (without giving effect to the Exxaro Acquisition)
January 31, 2011	$24,381,000
February 28, 2011	$35,809,000
March 31, 2011	$33,169,000
April 30, 2011	$36,163,000
May 31, 2011	$35,948,000
June 30, 2011	$47,455,000
July 31, 2011	$37,440,000
August 31, 2011	$51,833,000
September 30, 2011	$51,725,000
October 31, 2011	$41,174,000
November 30, 2011	$49,602,000
December 31, 2011	$47,861,000

(iii) The definition of “Intercreditor Agreement” in Schedule 1.1 of the Credit Agreement is hereby replaced in its entirety as follows:

“ “Intercreditor Agreement” means the Intercreditor Agreement, dated as of February 8, 2012, by and between Agent and Term Loan Agent.”

(iv) The definition of “Permitted Acquisition” in Schedule 1.1 of the Credit Agreement is hereby replaced in its entirety as follows:

“ “Permitted Acquisition” means any acquisition at any time by Parent or any of its wholly owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided, that:

(a) immediately prior to, and after giving effect thereto, no Event of Default shall have occurred and be continuing,

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws,

(c) in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Equity Interests in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Parent in connection with such acquisition shall be owned 100% by Parent, Administrative Borrower or a Subsidiary thereof, and if the acquisition is by a Loan Party, such Loan Party shall take, or caused to be taken, each of the actions set forth in Sections 5.11 and/or 5.12, as applicable and within the time periods set forth therein,

(d) on a pro forma basis after giving effect to such acquisition (and, for the avoidance of doubt, any Indebtedness incurred in connection therewith and any repayments in connection therewith) as determined in accordance with Section 6.7(b) of the Term Loan Agreement as in effect on the Amendment No. 2 Effective Date, the Leverage Ratio (as defined therein) for the most recently ended Fiscal Quarter or Fiscal Year (as defined therein) for which financial statements are then available and have been delivered to the Term Loan Agent shall not exceed the applicable covenant in such Section 6.7 less 0.25:1.00,

(e) if such acquisition is for (or includes) an aggregate cash purchase price amount in excess of $75,000,000, Parent shall have delivered to Agent (i) at least 5 Business Days prior to such proposed acquisition (or such shorter period as may be agreed by the Agent), a compliance certificate evidencing in reasonable detail compliance with clause (d) above and setting forth the aggregate consideration for such acquisition and (ii) promptly upon request by the Agent, (A) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by the Agent to the extent available) provided such documents and information may not be permitted to be provided in light of any applicable confidentiality requirements (it being understood that Parent shall use commercially reasonable efforts to obtain any applicable consents to permit delivery to the Agent) and (B) quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements, in each case to the extent available,

(f) any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business as permitted under Section 6.12 of the Term Loan Agreement (as in effect on the Amendment No. 2 Effective Date), and

(g) (i) if such acquisition is for an aggregate purchase price of $10,000,000 or less, Agent shall have received satisfactory evidence that a Specified Availability Period shall not exist immediately after giving effect to the consummation of such acquisition, or (ii) if such acquisition is for an aggregate purchase in excess of $10,000,000, Agent shall have received satisfactory evidence that Borrowers shall have Excess Availability in an amount equal to or greater than $40,000,000 immediately after giving effect to the consummation of such acquisition.”

(v) Clause (p) of the definition of “Permitted Dispositions” in Schedule 1.1 of the Credit Agreement is hereby replaced in its entirety as follows:

“(p) dispositions of assets the proceeds of which are less than (i) $500,000,000 from the Amendment No. 2 Effective Date until the Acquisition Date and (ii) without duplication of preceding clause (i) and if such disposition occurs after the Acquisition Date, $750,000,000 from the Amendment No. 2 Effective Date until the date of determination; provided that with respect to any disposition of any assets of a loan party, (A) the consideration received for such assets shall be in an amount at least equal to the fair market thereof (determined in good faith by the board of directors of Holdings (or similar governing body), (B) no less than 75% thereof shall be paid in cash, (C) immediately prior to and immediately after giving effect to any disposition, no Event of Default shall have occurred and be continuing and (D) immediately prior to and immediately after giving effect to any disposition, US Borrower shall have Excess Availability of not less than $30,000,000,”

(vi) Clause (r) of the definition of “Permitted Dispositions” in Schedule 1.1 of the Credit Agreement is hereby replaced in it’s entirety as follows:

“(r) dispositions of assets by Parent or any of its Subsidiaries to Holdings or any of its Subsidiaries that is a “Credit Party” as defined in the Term Loan Credit Agreement; provided, that, with respect to any disposition of assets of a Loan Party on or prior to the Acquisition Date, (A) immediately prior to and immediately after giving effect to any disposition, no Event of Default shall have occurred and be continuing and (D) immediately prior to and immediately after giving effect to any disposition, US Borrower shall have Excess Availability of not less than $30,000,000.”

(vii) Clause (e)(iii) of the definition of “Permitted Indebtedness” in Schedule 1.1 of the Credit Agreement is hereby replaced in its entirety as follows:

“(iii) guarantees by Parent or any of its Subsidiaries permitted under Section 6.1(h) of the Term Loan Agreement as in effect on the Amendment No. 2 Effective Date,”.

(viii) Clause (g) of the definition of “Permitted Indebtedness” in Schedule 1.1 of the Credit Agreement is hereby replaced in its entirety as follows:

“(g) Indebtedness of a Person at the time such Person becomes a Subsidiary of Parent, or is merged or consolidated with or into Parent or any of its Subsidiaries in a transaction otherwise permitted under this Agreement (other than in connection with the Exxaro Acquisition), in an aggregate principal amount not to exceed (i) prior to the Acquisition Date, $35,000,000 outstanding at any time and (ii) thereafter, $100,000,000 outstanding at any time, in each case outstanding for all Indebtedness incurred pursuant to this clause (g), and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than any such increase not exceeding the amount of any fees, original issuance discount, if any, premiums, if any, and financing costs relating to such refinancing); provided that (A) such Indebtedness (other than any such extension, renewal, refinancing, refunding or replacement) exists at the time such Person becomes a Subsidiary and is not created in contemplation of such event, (B) other than guaranties permitted by clause (e) of the definition of Permitted Indebtedness, neither Parent nor any Subsidiaries shall be liable for such Indebtedness and (C) Parent is in compliance, on a pro forma basis after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, with the covenants contained in Section 6.7 of the Term Loan Agreement (as in effect on the Amendment No. 2 Effective Date) as determined in accordance with Section 6.7(f) of the Term Loan Agreement (as in effect on the Amendment No. 2 Effective Date),”

(ix) Clause (j) of the definition of “Permitted Indebtedness” in Schedule 1.1 of the Credit Agreement is hereby replaced in its entirety as follows:

“(j) Indebtedness of Persons comprising the Acquired Business in existence at the time the Exxaro Acquisition is consummated; provided, that: (i) such Indebtedness is paid in full, any commitments to lend thereunder are terminated, and any Liens permitted pursuant to subclause (z)(iii) of the definition of “Permitted Liens” hereof are released in full no later than seven (7) Business Days after the Acquisition Date, (ii) the only consideration for the repayment in full of such Indebtedness shall be consideration received from the Exxaro Sellers (it being understood and agreed that such consideration shall be in addition to the consideration otherwise contemplated by the Transaction Agreement as of the Amendment No. 2 Effective Date), (iii) on or prior to the Acquisition Date, consideration in the form of cash to be utilized for the payment in full of such Indebtedness shall held by the Borrower (as defined in the Term Loan Agreement) for the purpose of paying such Indebtedness in full and (iv) such Indebtedness is not guaranteed in any way by Parent or any of its Subsidiaries (other than those Persons comprising the Acquired

Business) and is not recourse to, or otherwise obligate Parent or any of its Subsidiaries (other than those Persons comprising the Acquired Business) in any way to make payment on such Indebtedness,”

(x) Clause (m) of the definition of “Permitted Indebtedness” in Schedule 1.1 of the Credit Agreement is hereby amended by replacing the text “$75,000,000” with the text “(A) prior to the Acquisition Date, $75,000,000 and (B) thereafter, $125,000,000, in each case”

(xi) Clause (r) of the definition of “Permitted Indebtedness” in Schedule 1.1 of the Credit Agreement is hereby replaced in its entirety as follows:

“(r) Permitted Unsecured Notes, so long as both before and after giving effect to the incurrence of such Permitted Unsecured Notes, no Event of Default shall have occurred and be continuing or result therefrom and the Leverage Ratio (as defined in the Term Loan Agreement as in effect on the Amendment No. 2 Effective Date) for the most recently ended period for which financial statements are available does not exceed 2.50:1.00.”

(xii) Clause (s) of the definition of “Permitted Indebtedness” in Schedule 1.1 of the Credit Agreement is hereby amended by replacing the text “$10,000,000” with the text “(A) prior to the Acquisition Date, $20,000,000 and (B) thereafter, $35,000,000, in each case outstanding”.

(xiii) Clause (x) of the definition of “Permitted Indebtedness” in Schedule 1.1 of the Credit Agreement is hereby replaced in its entirety as follows:

“(x) other Indebtedness of Parent and its Subsidiaries (excluding Permitted Unsecured Notes) in an aggregate amount not to exceed (i) prior to the Acquisition Date, $75,000,000 outstanding at any time and (ii) thereafter $125,000,000 outstanding at any time.”

(xiv) Clause (j) of the definition of “Permitted Investments” in Schedule 1.1 of the Credit Agreement is hereby replaced in its entirety as follows:

“(j) Investments in any securities received on account of a Permitted Disposition;”

(xv) Clause (o) of the definition of “Permitted Investments” in Schedule 1.1 of the Credit Agreement is hereby replaced in its entirety as follows:

“(o) so long as a Specified Availability Period shall not exist immediately before and after giving effect to each such Investment and no Event of Default has occurred and is continuing or would result therefrom, other Investments in an aggregate amount not to exceed (i) prior to the Acquisition Date, $50,000,000 and (ii) thereafter, $85,000,000; provided that the aggregate amount of Investments made pursuant to this clause (o)

may be increased by the Available Amount (as defined in the Term Loan Agreement as in effect on the Amendment No. 2 Effective Date) so long as (A) no Event of Default has occurred and is continuing or would result therefrom and no Specified Availability Period exists or would result therefrom and (B) the Leverage Ratio (as defined in the Term Loan Agreement as in effect on the Amendment No. 2 Effective Date) for the most recently ended Fiscal Quarter or Fiscal Year (as defined therein) for which financial statements are then available does not exceed 2.50:1.00;”

(xvi) Clause (r) of the definition of “Permitted Investments” in Schedule 1.1 of the Credit Agreement is hereby replaced in its entirety as follows:

“(r) loans and advances to employees (i) for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $1,000,000 in the aggregate at any time outstanding and (ii) made in connection with the credit card program of Holdings and its Subsidiaries as in effect on the Amendment No. 2 Effective Date and as may be revised from time to time in an aggregate principal amount not to exceed (A) $1,000,000 at any time outstanding prior to the Acquisition Date and (B) $2,000,000 at any time outstanding thereafter; provided that no payments shall be made on any such loans or advances unless such payment is being made to Holdings or any Credit Party (as defined in the Term Loan Agreement);”

(xvii) Clause (u) of the definition of “Permitted Investments” in Schedule 1.1 of the Credit Agreement is hereby replaced in its entirety as follows:

“(u) [Reserved].”

(xviii) The definition of “Permitted Intercompany Advances” in Schedule 1.1 of the Credit Agreement is hereby replaced in its entirety as follows:

“ “Permitted Intercompany Advances” means loans or advances made by (a) a Loan Party to another Loan Party (other than a Foreign Subsidiary), (b) a non-Loan Party Subsidiary to another non-Loan Party Subsidiary, (c) a non-Loan Party Subsidiary to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, (d) a Loan Party to a non-Loan Party Subsidiary of Holdings (including a Foreign Subsidiary of Holdings other than the South African Acquired Companies) provided that on or prior to the Acquisition Date, such loans or advances pursuant to this subclause (d) shall not exceed $35,000,000 in the aggregate at any one time outstanding, and (e) Parent and its Subsidiaries to any of the South African Acquired Companies on and after the Acquisition Date, in an amount not to exceed (together with any other equity contributions, guarantees or other Permitted Investments to such South African Acquired Companies) $50,000,000 at any time outstanding so long as (i) immediately prior to and immediately after giving effect to the any of the foregoing, no Event of Default shall exist or be continuing, and (ii) immediately prior to and immediately after giving effect to any of the foregoing, US Borrower shall have Excess Availability of not less than $30,000,0000.”

(xix) Clause (r) of the definition of “Permitted Liens” in Schedule 1.1 of the Credit Agreement is hereby replaced in its entirety as follows:

“(r) other Liens on assets other than the Collateral, or other Liens subordinated to the Liens of the Agent on terms, and pursuant to documentation, reasonably satisfactory to Agent, securing Indebtedness in an aggregate amount not to exceed (i) prior to the Acquisition Date, $50,000,000 at any time outstanding and (ii) thereafter, $85,000,000 at any time outstanding.”

(xx) Clause (s) of the definition of “Permitted Liens” in Schedule 1.1 of the Credit Agreement is hereby replaced in its entirety as follows:

“(s) Liens securing Indebtedness permitted by clause (p) of the definition of Permitted Indebtedness; provided, that, to the extent such Liens are on Collateral, such Liens are subject to the terms of the Intercreditor Agreement,”

(xxi) Clause (z) of the definition of “Permitted Liens” in Schedule 1.1 of the Credit Agreement is hereby replaced in its entirety as follows:

“(z) (i) Liens on cash and Cash Equivalents arising in connection with the cash collateralization of letters of credit in an amount not to exceed 105% of the aggregate face amount of letters of credit permitted pursuant to clause (s) of the definition of “Permitted Indebtedness, (ii) Liens securing not more than 80% of the aggregate principal amount of Indebtedness permitted pursuant to clause (x) of the definition of “Permitted Indebtedness”; provided, that, if the aggregate principal amount of any individual item of Indebtedness incurred pursuant to such section is equal to or greater than $25,000,000 and such Liens are in respect of any Collateral, such Lien must be subordinated to the Liens created pursuant to the Loan Documents on terms reasonably satisfactory to the Agent pursuant to, at the option of the Agent, either an amendment, supplement or amendment and restatement of the Intercreditor Agreement with the Term Loan Agent and Agent to join such secured Indebtedness to the Intercreditor Agreement or an intercreditor agreement or subordination agreement with the Agent and the relevant creditor, and (iii) Liens securing Indebtedness permitted pursuant to clause (j) of the definition of “Permitted Indebtedness” of Persons comprising the Acquired Business; provided, that, (A) such Liens are released no later than seven (7) Business Days after the Acquisition Date, (B) such Liens only encumber the assets of those Persons acquired with in connection with the Exxaro Acquisition, (C) such

Liens do not subject any property or assets of Parent or any of its Subsidiaries (other than in respect of those Persons comprising the Acquired Business), directly or indirectly, contingently or otherwise, to the satisfaction thereof and (D) such Liens do not in any way adversely affect the ability of the Agent to obtain Liens for the benefit of itself and the other Secured Parties as contemplated by, and within the time frames set forth in, Section 5.11 hereof,”.

(xxii) The definition of “Permitted Purchase Money Indebtedness” in Schedule 1.1 of the Credit Agreement is hereby replaced in its entirety as follows:

“ “Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Amendment No. 2 Effective Date (a) in an aggregate principal amount outstanding at any one time not in excess of (i) $35,000,000 prior to the Acquisition Date and (ii) $60,000,000 outstanding at any time thereafter and (b) constituting Capitalized Leased Obligations (including but not limited to leasing of rail cars constituting Capital Leases and letter of credit reimbursement obligations in connection therewith) in an aggregate amount not to exceed (i) at any time outstanding prior to the Acquisition Date, $50,000,000 and (ii) at any time outstanding thereafter, $85,000,000.”

(xxiii) The definition of “Term Loan Agent” in Schedule 1.1 of the Credit Agreement is hereby replaced in its entirety as follows:

“ “Term Loan Agent” means Goldman Sachs Bank USA, in its capacity as agent pursuant to the Term Loan Agreement, and any successor or replacement agent.”

(xxiv) The definition of “Term Loan Agreement” in Schedule 1.1 of the Credit Agreement is hereby replaced in its entirety as follows:

“ “Term Loan Agreement” means the Credit and Guaranty Agreement, dated as of February 8, 2012, by and among Tronox Pigments (Netherlands) BV, Australia Holdings, Parent and certain of their Subsidiaries and Affiliates, Term Loan Agent, the lenders party thereto and others, as the same may be amended, restated, amended and restated or otherwise modified from time to time in accordance with the Intercreditor Agreement.”

(xxv) Clause (a) of the definition of “US Borrowing Base” in Schedule 1.1 of the Credit Agreement is hereby amended by deleting the second subclause (iii) and replacing it with “[(iii) reserved], minus”.

(c) Amendment to Section 5.11. Section 5.11 of the Credit Agreement is hereby amended by (i) replacing each occurrence of the text “twenty (20)” with “forty-five (45)”, (ii) replacing the text “$2,000,000” with the text “$7,000,000” and (iii) replacing the text “ten (10)” with the text “forty-five (45)”.

(d) Amendment to Section 6.9. Clause (c) of Section 6.9 of the Credit Agreement is hereby replaced with the following text:

“(c) Notwithstanding anything to the contrary contained herein, Parent and its Subsidiaries may make Restricted Junior Payments permitted under Section 6.4 of the Term Loan Agreement (as in effect on the Amendment No. 2 Effective Date); provided, that, with respect to any Restricted Junior Payment made by any Loan Party, immediately prior to and immediately after giving effect to any such Restricted Junior Payment, (i) no Event of Default shall have occurred and be continuing and (ii) US Borrower shall have Excess Availability of not less than $30,000,000;”.

(e) Amendment to Article 8. Article 8 of the Credit Agreement is hereby amended by replacing each occurrence of the text “$2,500,000” with the text “$25,000,000”.

(f) Amendment to Schedule 5.1. The first, second and third row of Schedule 5.1 to the Credit Agreement (including, without limitation, clauses (a) through (f) thereof) is hereby replaced in its entirety as follows:

as soon as available, but in any event within 45 days after the end of each of Parent’s first three fiscal quarters during each of Parent’s fiscal years (or, with respect to the first fiscal quarter following the Acquisition Date, if such fiscal quarter is one of the first three Fiscal Quarters of the relevant Fiscal Year, 60 days) (or, during a Financial Reporting Period, within 30 days after the end of Parent’s fiscal months);

(a) (i) an unaudited consolidated balance sheet, income statement, statement of stockholders’ equity, and statement of cash flow covering Holdings’ and its Subsidiaries’ operations during such period, and (ii) a monthly and year-to-date consolidating management financial performance summary with respect to Parent and its Subsidiaries during such period (it being understood that all of the foregoing information (other than with respect to during a Financial Reporting Period) may be furnished in the form of a Form 10-Q and only the information required by such Form 10-Q shall be required by this Schedule 5.1(a)), and

(b) a Compliance Certificate.

[Reserved]	(c) [Reserved], and (d) [Reserved].

as soon as available, but in any event within 90 days after the end of each of Parent’s fiscal years (or, with respect to the first fiscal year in which the Exxaro Acquisition, 120 days) commencing with the fiscal year ended on or about 12/31/11

(e) (i) consolidated financial statements of Holdings and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, or (B) qualification or exception as to the scope of such audit), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of stockholders’ equity, and statement of cash flow and, if prepared, such accountants’ letter to management), and (ii) a comparison against the corresponding figures for the prior fiscal year, (it being understood that all of the foregoing information may be furnished in the form of a Form 10-K and only the information required by such Form 10-K shall be required by this Schedule 5.1(e)) and

(f) a Compliance Certificate.

(g) Interpretation. For purposes of this Amendment No. 2, all terms used herein which are not otherwise defined herein, including but not limited to those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Credit Agreement as amended by this Amendment No. 2.

2. Consent to Exxaro Acquisition. Notwithstanding anything set forth in the Credit Agreement, Agent and Lenders hereby consent to the Exxaro Acquisition in accordance with the terms set forth in the Transaction Documents; provided, that, each of the following conditions precedent has been satisfied:

(a) immediately prior to and immediately after giving effect to the Exxaro Acquisition, no Event of Default under Section 8.1, 8.4 or 8.5 shall exist or be continuing;

(b) the satisfaction or waiver of any other conditions to the consummation of the Exxaro Acquisition which are required to be satisfied pursuant to the Term Loan Agreement (as defined in the Credit Agreement after giving effect to this Amendment No 2);

(c) immediately prior to and immediately after giving effect to the consummation of the Exxaro Acquisition, US Borrower shall have Excess Availability of not less than $30,000,000;

(d) all of the Equity Interests in each Loan Party (other than Parent and, commencing on the Worldwide Release Date, Worldwide) shall be owned directly by another Loan Party, immediately prior to and immediately after giving effect to the Exxaro Acquisition or any steps in furtherance of the consummation of the Exxaro Acquisition;

(e) each Loan Party (other than Parent and, commencing on the Worldwide Release Date, Worldwide) shall be a Subsidiary of Parent, immediately prior to and immediately after giving effect to the Exxaro Acquisition or any steps in furtherance of the consummation of the Exxaro Acquisition; and

(f) the Collateral (other than, commencing on the Worldwide Release Date, the assets of the Worldwide or the Equity Interests in Worldwide) pledged pursuant to the Loan Documents in favor of Agent (and the perfection and priority of Agent’s Lien thereon) shall not be adversely affected in any material respects as a result of the Exxaro Acquisition.

3. Consent to Reorganization. Notwithstanding anything to the contrary set forth in the Credit Agreement, Agent and Lenders hereby consent to the Reorganization and any Investment, Restricted Junior Payment, disposition of assets, other dispositions, mergers and other modifications, and in each case with respect to intercompany transfers of assets from Loan Parties to non-Loan Parties, which are specifically described in the Transaction Summary (as the same may be from time to time amended by the Borrower or Parent; provided that no changes thereto that are adverse in any material respect to the Lenders and Agent shall be made unless consented to in writing by Agent)) (collectively, the “Reorganization Transactions”); provided, that, each of the following conditions precedent has been satisfied:

(a) the satisfaction or waiver of any other conditions to the consummation of the Reorganization Transactions which are required to be satisfied under the Term Loan Agreement;

(b) the Collateral (other than, commencing on the Worldwide Release Date, the assets of Worldwide or the Equity Interests in Worldwide) pledged pursuant to the Loan Documents in favor of Agent (and the perfection and priority of Agent’s Lien thereon) taken as a whole shall not be adversely affected in any material respect as the final result of the consummation and completion of the Reorganization as a whole;

(c) subject to the timing requirements contained in Section 5.11 and Section 5.12 of the Credit Agreement or as otherwise provided in this Amendment No. 2, each Loan Party shall comply with the terms of Section 5.11 and 5.12 of the Credit Agreement;

(d) immediately prior to and immediately after giving effect to any of the Reorganization Transactions or any steps in furtherance of the consummation of the Reorganization, US Borrower shall have Excess Availability of not less than $30,000,0000;

(e) all of the Equity Interests in each Loan Party (other than Parent and, commencing on the Worldwide Release Date, Worldwide) shall be owned directly by another Loan Party, immediately prior to and immediately after giving effect to the Reorganization Transactions or any steps in furtherance of the consummation of the Reorganization; and

(f) each Loan Party (other than Parent and, commencing on the Worldwide Release Date, Worldwide) shall be a Subsidiary of Parent, immediately prior to and immediately after giving effect to any of the Reorganization Transactions or any steps in furtherance of the consummation of the Reorganization.

4. Notice and Waiver. Borrower hereby provides notice of (a) the formation of Tronox Limited, a 100% owned foreign subsidiary of Parent, on September 21, 2011, and (b) the formation of Tronox Australia Pigments Holdings Pty Limited, a 100% owned foreign subsidiary of Parent, on January 12, 2012. By their signature hereto, Lenders hereby waive the Event of Default that occurred under Section 8.2(a) due to the failure by Parent give notice thereof or provide a pledge of the Equity Interests in such subsidiaries within the time required pursuant to Section 5.11 of the Credit Agreement.

5. Releases and Waiver.

(a) Effective upon the Worldwide Release Date, automatically and without any further action, (i) Worldwide is hereby released from and shall have no liabilities or obligations under the Credit Agreement and the other Loan Documents, (ii) all security interests in, and liens on, any assets or properties of Worldwide heretofore granted by Worldwide to Agent pursuant to the Loan Documents shall be terminated and released, and (iii) Worldwide shall cease to a Guarantor or Loan Party under the Credit Agreement and the other Loan Documents; provided, that, Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that any Equity Interest in any Loan Party owned by Worldwide shall have been transferred to another Loan Party. Effective upon the Worldwide Release Date, Agent agrees to execute and deliver such further documents and instruments and take such further action as Worldwide may reasonably request (at the expense of US Borrower) in order to effect or more fully evidence the matters covered by the immediately preceding sentence. In addition to and not in substitution of the foregoing, upon the Worldwide Release Date, Worldwide is hereby authorized to prepare and file any and all release and terminations necessary to terminate any and all UCC financing statements which name Worldwide as “debtor” and Agent as “secured party”.

(b) Effective upon the Amendment No. 2 Effective Date, automatically and without any further action, all security interests in, and liens on (i) the pledged equity representing 65% of the Equity Interests of Tronox B.V. (Netherlands) (“Tronox BV”), (ii) the pledged equity representing 65% of the Equity Interests of Tronox (Luxembourg) Holdings S.ar.l. (“Tronox Luxembourg”) and (iii) the pledged equity representing 65% of Worldwide’s 6.04% interest in the Equity Interests of Tronox GmbH (Germany) (collectively, the “Specified Foreign Pledged Equity Interests”), in each case heretofore granted by Worldwide to Agent pursuant to the Loan Documents shall be terminated and released. Effective upon the Amendment No. 2 Effective Date, (i) Agent agrees to execute and deliver such further documents and instruments and take such further action as Worldwide may reasonably request (at the expense of US Borrower) in order to effect or more fully evidence the matters covered by the immediately preceding sentence, and (ii) Worldwide is hereby authorized to prepare and file any and all UCC amendments solely to the extent necessary to delete the Specified Foreign Pledged Equity Interests from the collateral description contained in any and all UCC financing statements which name Worldwide as “debtor” and Agent as “secured party.”. By their signature hereto, Lenders hereby waive any Event of Default that occurred as a result of the disposition (or failure to give any required notice thereof) by Worldwide of any of the Specified Foreign Pledged Equity Interests.

6. Representations and Warranties. The Loan Parties hereby represent and warrant to the Lender Group the following:

(a) no Default or Event of Default has occurred and is continuing as of the date of this Amendment No. 2 after giving effect to this Amendment No. 2;

(b) this Amendment No. 2 has been duly authorized, executed and delivered by all necessary action on the part of each Loan Party and, if necessary, their respective equity holders, and is in full force and effect as of the date hereof, and the agreements and obligations of each Loan Party contained herein constitute legal, valid and binding obligations of each Loan Party, enforceable against them in accordance with their terms, except as enforceability is limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting the enforcement of creditors’ rights generally;

(c) the execution, delivery and performance of this Amendment No. 2 (i) are all within each Loan Party’s corporate or limited liability company powers , (ii) do not violate any provisions of applicable law or the terms of any Loan Party’s Governing Documents, except to the extent that any such violation could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, or (iii) do not conflict with, result in a breach of, or constitute (with notice or lapse of time or both) a default under any agreement, document or instrument to which any Loan Party is a party or by which any Loan Party or its property are bound, except to the extent that the any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change;

(d) each of the Dissolved Entities has prior to the date hereof, in accordance with the terms of Section 6.3(b)(iii) of the Credit Agreement, been dissolved; and

(e) the Term Loan Agreement (as defined in the Credit Agreement after giving effect to this Amendment No. 2) has been executed and delivered by the parties thereto and is in full force and effect.

7. Conditions Precedent. The terms of this Amendment No. 2 shall only become effective upon the satisfaction of each of the following conditions precedent:

(a) Agent shall have received this Amendment No. 2, duly executed and delivered by Loan Parties and Lenders;

(b) No Default or Event of Default shall have occurred and be continuing after giving effect to this Amendment No. 2;

(c) Agent shall have received the Term Loan Agreement (as defined in the Credit Agreement after giving effect to this Amendment No. 2) and all other material Term Loan Documents, duly executed and delivered by the parties thereto, which Term Loan Agreement shall be in full force and effect as of the date hereof;

(d) Agent shall have received, in form and substance reasonably satisfactory to Agent, the Intercreditor Agreement, duly executed by Term Loan Agent and acknowledged by Loan Parties;

(e) Agent shall have received articles of dissolution, certified by the relevant secretary of state (or such other evidence reasonably acceptable to Agent), evidencing that each of the Dissolved Entities has been dissolved; and

(f) Agent shall have received payment in full in cash of the fee set forth in Section 8 below.

8. Amendment Fee. In addition to all other fees, charges, interest and expenses payable by Borrowers to Agent and Lenders under the Credit Agreement and other Loan Documents, Borrowers, jointly and severally, shall pay to Agent (for the account of Lenders based upon their Pro Rata Shares), an amendment fee of $625,000 (the “Amendment No. 2 Fee”), which amount is fully earned and payable on the Amendment No. 2 Effective Date and may be charged directly to the US Loan Account; provided, that, if Agent, prior to June 30, 2012, enters into an amendment and restatement of the Credit Agreement, or serves as agent and lead arranger under any credit facility which replaces and refinances the Credit Agreement (collectively, a “New ABL Facility”) the amount of the Amendment No. 2 Fee received by Agent shall be credited against the amount of the closing, arrangement, underwriting or similar fees that are otherwise payable to Agent with respect to a New ABL Facility.

9. Effect of this Amendment. Except as expressly set forth herein, no other amendments, changes or modifications to the Credit Agreement are intended or implied, and in all other respects the Credit Agreement is hereby specifically ratified, restated and confirmed by all of the parties hereto as of the effective date hereof. To the extent of any conflict between the terms of this Amendment No. 2 and the Credit Agreement, the terms of this Amendment No. 2 shall control.

10. Governing Law. The validity of this Amendment No. 2, the construction, interpretation, and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

11. Binding Effect. This Amendment No. 2 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

12. Entire Agreement. This Amendment No. 2 represents the entire agreement and understanding concerning the subject matter hereof among the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

13. Counterparts. This Amendment No. 2 may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Amendment No. 2 by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment No. 2. Any party delivering an executed counterpart of this Amendment No. 2 by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment No. 2 but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment No. 2.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and delivered by their authorized officers as of the day and year first above written.

TRONOX LLC

By:

Title:

TRONOX WORLDWIDE LLC

By:

Title:

TRIPLE S REFINING CORPORATION
SOUTHWESTERN REFINING COMPANY, INC.
TRONOX HOLDINGS, INC.

By:

Title:

TRONOX INCORPORATED

By:

Title:

By:

Title:

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

WELLS FARGO CAPITAL FINANCE, LLC,
as Agent and a Lender

By:

Title:

Exhibit A

Transaction Summary

Capitalized terms used in this Exhibit A and not defined in this Exhibit A shall have the meanings assigned to such terms in the Term Loan Agreement as in effect on the Amendment No. 2 Effective Date.

Australia Holdings will become the ultimate parent company of the Borrower and each of the other Credit Parties.

a)	Tronox LLC (“Tronox LLC”), a Delaware limited liability company, will distribute shares in Tronox Western Australia Pty Ltd (Western Australia) (“TWA”) to Tronox Worldwide LLC (“Worldwide”), a Delaware limited liability company, resulting in TWA becoming Worldwide’s direct Subsidiary.

b)	Worldwide will transfer its shares in Tronox LLC and its shares in each of its other US Subsidiaries (the “US Subsidiaries”) to US Holdings such that the US Subsidiaries will become directly owned Subsidiaries of US Holdings.

c)	US Holdings will transfer ownership of Worldwide and its non-US Subsidiaries (including the Borrower) to Australian Subsidiaries directly and indirectly owned by US Holdings, resulting in, among other things, Worldwide becoming a direct, wholly-owned Australian Subsidiary of Australia Holdings.

d)	A United Kingdom financing entity will be formed that will be a wholly owned Affiliate of US Holdings.

e)	As a result of certain transactions, including a merger among Affiliates, US Holdings becomes a wholly-owned indirect Subsidiary of Australia Holdings.

f)	In connection with the acquisition of the Australian Acquired Companies and in consideration of shares issued by Australia Holdings, certain intercompany loans are created amongst one or more of Australia Holdings’ indirect wholly-owned Subsidiaries (such Subsidiaries to become Credit Parties subject to the requirements of Section 5.10 of the Term Loan Agreement). As a result of the acquisition of the Australian Acquired Companies, one or more of Australia Holdings’ indirect wholly owned Subsidiaries will become the owner of a Netherlands Subsidiary and Australian Subsidiaries which hold a 50% interest in the Tiwest Joint Venture.

g)	In connection with the acquisition of the South African Acquired Companies, certain Subsidiaries of Australia Holdings will be assigned the right of payment under certain intercompany loans payable from the South African Acquired Companies.

h)	The Borrower will become a direct wholly-owned Subsidiary of a Netherlands co-op.

Following implementation and completion, and as a result of, the Reorganization and the Acquisition:

1.	Australia Holdings will own, directly or indirectly, (i) 100% of the shares of each Subsidiary other than the South African Subsidiaries and (ii) more than 70% of the shares of the South African Subsidiaries;

2.	US Holdings will own, directly or indirectly, 100% of the shares of each Subsidiary existing under the laws of the US;

3.	Worldwide will own, directly or indirectly, (i) 100% of the shares of the Netherlands co-op, a separate legal entity, that is the direct parent of the Borrower, (ii) 100% of the shares of the Australian company that owns 50% of the Tiwest Joint Venture (with an indirect wholly-owned Subsidiary of US Holdings owning the remaining 50%) and (iii) 100% of the shares of Tronox Pigments Limited, the Bahamas company.

4.	US Holdings and Worldwide will be owned, indirectly, by TGH Pty Ltd, an Australian holding company and direct, wholly-owned Subsidiary of Australia Holdings.

5.	Australia Holdings’ funding entity, Tronox Funding UK LLP, will hold, among other obligations, certain Indebtedness owed by the South African Subsidiaries.

6.	Except to the extent expressly permitted or provided in the Agreement, no Cash Investments will be made in any Subsidiary or Excluded Entity in connection with the Reorganization or Acquisition except to the extent that such Person is a Credit Party or will become a Credit Party subject to the provisions of Section 5.10 of the Term Loan Agreement and the terms of the Agreement.